EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Bridge Street Financial, Inc.:


We consent to the incorporation by reference in the Registration Statement Nos. 333-101421, 333-102339 and 333-107437 on Form S-8 of Bridge Street Financial,
Inc. of our report dated March 27, 2006, with respect to the consolidated statements of financial condition of Bridge Street Financial, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report is included in the December 31, 2005 Annual Report on Form 10-K of Bridge Street Financial, Inc.



/s/ KPMG LLP

March 30, 2006
Syracuse, New York